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                                  PRESS RELEASE


CONTACT: Robert S. Koebele
         Vice President, Finance
         SBARRO, INC.
         (516) 864-0203

                             SUMMARY: SBARRO family proposes
                                      the acquisition of all the public shares in Sbarro, Inc. for $28.50 per share; SBARRO, INC. announces preliminary fourth quarter and year-end 1997 results

FOR IMMEDIATE RELEASE

Commack, L.I., New York.........................................January 20, 1998


           Sbarro, Inc. (listed New York Stock Exchange "SBA") announced that it received a proposal last week from members of the Sbarro family for the merger of the Company with a company to be owned by them pursuant to which the public shareholders of the Company would receive $28.50 per share in cash, or an aggregate of approximately $380 million for the 13.3 million shares
(approximately 65% of outstanding shares) of the Company's Common Stock not currently owned by the members of the Sbarro family.

           The  Company  also   announced   that  its  Board  of  Directors  has
established a special committee to evaluate and consider the offer.

           The proposal is subject, among other things, to (i) entering into a definitive merger agreement, (ii) approval of the transaction by the special committee of the Board, the full Board of Directors and the Company's shareholders, (iii) receipt of satisfactory financing for the transaction, (iv) the immediate suspension of dividends by the Company and (v) receipt of a fairness opinion from the financial advisor to the special committee of the Board stating that the proposed transaction is fair, from a financial point of view, to the public shareholders. The Sbarro family members stated that they have received a letter from an investment banking firm which indicated that, subject to certain conditions, the firm was highly confident that financing for the transaction could be obtained. The family members have also advised the Company that they are not interested in selling their interests in the Company.

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           The Company also announced  that,  based on preliminary  indications, its earnings from operations for the fiscal year ended December 28, 1997 are expected to approximate $38.0 million or $1.87 basic earnings per share compared to $37.4 million or $1.84 basic earnings per share for the fiscal year ended December 29, 1996. For the fourth quarter of fiscal 1997, earnings from operations are expected to approximate $14.0 million or $0.70 basic earnings per share compared to $14.6 million or $0.72 basic earnings per share for the fourth quarter of fiscal 1996. The Company further announced that its fiscal 1997 earnings will be affected by an evaluation of its investment in certain units of one of its joint ventures. The Company indicated that such evaluation will require a charge to earnings, but that it is premature to quantify the amount of such charge at the current time.

           Commenting on the anticipated operating results, Mario Sbarro, President and Chairman of the Board, noted that earnings for fiscal 1997 were adversely affected by a reduction in comparable unit sales of 0.5% for all of 1997 and 1.0% for the fourth quarter of 1997. Earnings in both reported periods were also adversely affected by a lower than anticipated number of unit openings and generally higher costs. The Company expects to release final earnings during the week of February 9, 1998.

           The Company develops and operates a national chain of family-style, cafeteria-type Italian restaurants under the Sbarro name. At December 28, 1997 there were 862 Sbarro restaurants in operation, 623 of which were Company-owned and 239 of which were franchised.






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